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                       Consent of Independent Accountants


         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report on the Omnicare, Inc. consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, dated January 30, 1998 (except as to the poolings-of-interests with CompScript, Inc. and IBAH, Inc. which are as of June 26, 1998 and June 29, 1998, respectively, and except for Note 13, which is as of April 17, 1998), appearing in the Omnicare, Inc. Current Report on Form 8-K dated September 28, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PricewaterhouseCoopers LLP
-------------------------------
    PricewaterhouseCoopers LLP

Cincinnati, Ohio
December 4, 1998


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